UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
November 7, 2008
CRAFT BREWERS ALLIANCE, INC.
(Exact name of registrant as specified in its charter)

Washington	0-26542	91-1141254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

929 North Russell Portland, Oregon	97227
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:
(503) 331-7270
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 7, 2008, the registrant’s board of directors decided to appoint Terry E. Michaelson as the registrant’s sole Chief Executive Officer (“CEO”). Mr. Michaelson had been co-CEO with David J. Mickelson beginning July 1, 2008, upon the merger of Widmer Brothers Brewing Company (“Widmer”) with and into the registrant. The change in Mr. Michaelson’s position is effective November 13, 2008.
     Mr. Michaelson, age 54, served as President of Craft Brands Alliance LLC, a joint venture between Widmer and the registrant, from July 2004 through June 2008. From March 1995 to June 2004, he served as Chief Operating Officer and Executive Vice President of Widmer, and from August 1993 to June 2004, Mr. Michaelson served as a director of Widmer. From January 1994 to February 1995, he served as Director of Operations of Widmer. From December 1984 to December 1993, Mr. Michaelson held various positions at Etcetera Inc., a fashion accessory retailer, including President and Chief Operating Officer.
     Mr. Michaelson’s compensation was not adjusted upon his appointment as the registrant’s sole CEO, and his letter agreement with the registrant was not amended. A copy of the letter agreement with Mr. Michaelson was filed as Exhibit 10.3 to the registrant’s current report on Form 8-K filed on July 2, 2008.
     Mr. Mickelson will step down as an officer of the registrant effective November 13, 2008. During the period from November 13 to December 31, 2008, when his employment will terminate, Mr. Mickelson will be working with the registrant’s management team to transition his responsibilities and to assist in implementing the registrant’s business plans for 2009. Mr. Mickelson, who lives in the Seattle metropolitan area, was voluntarily removed from consideration for the sole CEO position due to the determination of the board of directors that the person selected as CEO must live in or near Portland, Oregon, where the registrant’s executive headquarters were relocated following the merger of Widmer and the registrant.
SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CRAFT BREWERS ALLIANCE, INC.
Dated: November 13, 2008	By:	/s/ Mark D. Moreland
Mark D. Moreland
Chief Financial Officer and Treasurer